Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of TriCo Bancshares of our report dated March 1, 2023, relating to the consolidated financial statements of TriCo Bancshares (“the Company”) and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Sacramento, California
June 1, 2023